UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

AAMES INVESTMENT CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

INVESTMENT CORPORATION

Interoffice Memorandum

TO:	All Aames Employees

FROM:	Jay Meyerson
Chairman of the Board
And Chief Executive Officer

DATE:	May 25, 2006

SUBJECT:

Important Company News

Today we announced that Aames Investment Corporation has agreed to merge with Accredited Home Lenders.  Accredited is one of the most profitable sub-prime mortgage companies and ranks among the best in class in the quality of its operations and commitment to the development of its employees.

The combination of companies will result in forming one of the top 10 sub-prime mortgage originators in the country. The benefits of this combination will also include a broader array of product offerings for our customers, and we’ll join forces with Accredited sales culture, which ranks among the most effective in our sector.  As a stronger company, we will have more opportunities for our customers and for our employees.

The combination of companies will afford us growth resulting from more competitive customer programs for our sales staff.  I am especially pleased to announce that our Chief Production Officer, Mike Matthews, and our Chief Operations Officer, Jim Fullen, will be named to senior executive positions in the combined company and will lead the integration efforts for both our wholesale and retail channels.  In addition, at closing, I will be appointed to the Board of Directors of Accredited and we anticipate one other director from Aames will also be appointed.

As all of you are no doubt aware, as we complete the transition there will be redundant positions in both companies. We will be working with Accredited to identify those employees from each company that would be the best fit in areas where there may be duplication.  While I understand this announcement may cause you a sense of uneasiness, please rest assured that we will provide you with at least 60 days’ formal written notice if your job is being eliminated.  In addition, you will be offered a severance package, job search assistance and we will be conducting a job fair with prospective employers.

It is very important for all of us to continue to focus on business as usual as this transaction could take some time to complete.  As mentioned above, we will provide you with the utmost support and continued communication throughout this transition.

This email message is the first of several communication pieces that you will be provided throughout the transition. In order to address specific questions that you may have, we created the email hotline transitionhotline@aamescorp.com. Clicking on the highlighted email address in this communication can access this hotline. On a weekly basis we will answer questions that have been submitted and send out both questions and answers to all employees. I encourage all of you to take advantage of the email hotline, as well as addressing questions that you may have to the senior managers within your division.

As stated in this opening email, I have scheduled a company-wide conference call today, May 25, at 12:00 noon PST regarding this announcement.  Instructions for dialing in are provided in the email. I encourage all departments/branches to participate in the call as a group wherever possible to control the number of active telephone lines throughout the call.  As I anticipate a tremendous amount of questions arising as a result of this call, I will not be addressing questions during the call, but encourage you to use the email hotline that has been established.

As we begin this transition, we appreciate your continued dedication and commitment to Aames.  The success of Aames is a tribute to your hard work and dedication.

Accredited Home Lenders Holding Co. will file a Form S-4, Aames Investment Corp. will file a proxy statement and both companies will file other relevant documents concerning the proposed merger transaction with the Securities and Exchange Commission (SEC). INVESTORS ARE URGED TO READ THE FORM S-4 AND PROXY STATEMENT WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Aames Investment Corp. free of charge by contacting: Aames Investment Corp., Investor Relations, 350 South Grand Avenue, Los Angeles, CA 90071. You may obtain documents filed with the SEC by Accredited Home Lenders Holding Co. free of charge by contacting: Accredited Home Lender, Investor Relations, 15090 Avenue of Science, San Diego, CA 92128.

The foregoing may be deemed to be offering or solicitation materials of Accredited and Aames in connection with the proposed acquisition of Aames by Accredited.  Stockholders are urged to read the proxy statement/prospectus that will be included in the registration statement on Form S-4, which Accredited will file with the SEC in connection with the proposed acquisition, because it will contain important information about Accredited, Aames, the acquisition and related matters. The directors and executive officers of Accredited and Aames may be deemed to be participants in the solicitation of proxies from their respective shareholders. Information regarding the participants and their security holdings can be found in each of Accredited’s and

Aames’ most recent proxy statements filed with the SEC and the proxy statement/prospectus when it is filed with the SEC. All documents filed with the SEC are or will be available for free, both on the SEC web site (http://www.sec.gov) and from Accredited by directing a request to Accredited Home Lenders Holding Co., Attention: Accredited Home Lender Investor Relations, 15090 Avenue of Science, San Diego, CA 92128, and from Aames by directing a request to Aames Investment Corporation, Investor Relations, 350 South Grand Avenue, Los Angeles, CA 90071.